Exhibit 10.9

Annual Incentive Bonus Program

Performance Criteria

The following performance criteria will be used as measurements in the Annual Incentive Bonus Program. First Business Financial Services, Inc. (the “Company”) and each subsidiary entity (“entity”) except First Business Trust & Investments will use the following three performance criteria. First Business Trust & Investments will use two criteria, Top Line Growth and Adjusted Net Income. The performance criteria used by the Company and each entity will be equally weighted in determining overall performance.

•	Return on Equity or Return on Assets: Return on Equity will be used by the Company and Return on Assets will be used by the entities.

•	Top Line Growth

•	Net Interest Income plus Fee Income

•	Adjusted Net Income

•	Company: Net income pre-tax, pre-provision, after actual net charge offs

•	Entity: Net income pre-tax, pre-allocation, pre-provision, after actual net charge offs

Targeted Base Salary Percentage

The targeted base salary percentage for bonus payment at three possible achievement levels (Threshold, Target and Superior) for each employment level within the Company shall be determined by the Company Board, acting upon the recommendation of the Compensation Committee. If targeted percentages for any employment level shall be based on a range, then the percentage for each participating individual within such level shall be determined by the Compensation Committee or management, as appropriate. The targeted base salary percentages for each participating individual shall be promptly communicated to such individual.

Mix of the Payout

	Company		Entity

Company Employees	100%		n/a
Entity Employees	25	%*	75%

*	Based on FBFS ROE only.

Safeguards

Adjusted Net Income percentage is self-funding.

Net Income After Tax must meet or exceed the aggregate bonus payment.

Eligibility

Employees must work a minimum of 30 hours per week to qualify for the bonus program.

Employees must be hired by October 1 of any year the plan is in effect to be eligible for the Bonus Program. All employees must be employed on the date of payout to receive their bonus.

If an employee is promoted before October 1 of any year the plan is in effect, then that employee will be eligible for the bonus percentage that is commensurate with their new position for that year.

If an employee transfers between entities or between the Company and an entity on or after July 1 of any year the plan is in effect, then that employee’s bonus will be calculated based on the performance of the entity or the Company that they were employed in prior to the transfer.

The entity President and the Company CEO may approve redistribution of bonus dollars to eligible participants within the entity or the Company as circumstances and individual performance warrant. Section 16 Officers are not eligible for any redistributed bonus dollars under this provision.

Approved: March 13, 2009